Exhibit 99.2

Confidentiality and Non-Disclosure Agreement

This Confidentiality and Non-Disclosure Agreement ("Agreement") is made as of this 26th day of July, 2012 (the "Effective Date") by and between Lakeland Industries, Inc., a Delaware corporation, having an address of 701 Koehler Avenue, Suite 7, Ronkonkoma, NY 11779 and its subsidiaries and affiliates (hereinafter referred to as "First Party"); and Ansell Healthcare Products LLC and its subsidiaries and affiliates, having an address of 200 Schulz Drive, Red Bank NJ 07701 (after August 31, 2012, such address to be MetroTop Plaza II, 111 Wood Avenue South, Iselin, NJ 08830) (hereinafter referred to as "Second Party" and each the First Party or the Second Party may be referred to as a "Party", together the "Parties").

For and in consideration of the mutual promises herein set forth, the Parties do hereby agree as follows:

First Party and Second Party each recognize and agree that it may be to the benefit of each of them to disclose to the other certain confidential and/or proprietary information for the purposes of evaluating a (i) possible consensually negotiated equity or debt investment in the First Party by the Second Party or (ii) potential merger, acquisition or other strategic transaction involving the Parties (each, a "Transaction").

The confidential and/or proprietary information that may be disclosed between the Parties (before or after the date hereof and whether disclosed orally or in writing) consists of general financial and business information, including, without limitation, financial statements and sales and marketing information, administrative and operational information, product and customer information, trade secrets, know-how, ideas and concepts and other such information about the business or financial affairs of the Parties (collectively, "Protected Information").

"Protected Information" does not refer to: (i) information that was known to a Party on a non-confidential basis before it was disclosed to it by the other Party; (ii) information and information developed with the use of Protected Information that is or becomes publicly available or is otherwise in the public domain (including any information known by a party due to the fact that such party is engaged in a similar business) without any breach of the provisions of this Agreement; (iii) information acquired by a Party from a third party who was not, to the knowledge of the acquiring Party, under any duty to the other Party not to disclose such information; or (iv) information independently developed without the use of the Protected Information.

Each Party acknowledges that the other Party and its affiliates, prior to entering into this Agreement and to receiving any Protected Information, are competitors and have been involved and will continue to be involved, during the term of this Agreement and following its termination, in the development, manufacturing, marketing and sale of products that may be similar to or competing with the products. Each Party expressly acknowledges and agrees that such situation shall not in any way constitute, or be considered to be a breach by the other Party or its affiliates of their obligations under this Agreement. Each Party also acknowledges that the other Party's directors, employees, officers, agents and other representatives may retain mental impressions of the Protected Information and they shall not be precluded from working on projects in an area which was subject to review hereunder because of their mental impressions. Each Party acknowledges that disclosure of such Protected Information will irreparably harm the other Party and if such disclosure is made, it shall (in addition to any other remedy to which the Party may be entitled at law or in equity) be entitled to an injunction without the need to post a bond to prevent such a disclosure.

Each Party agrees to limit access to Protected Information disclosed to it by the other Party to those of its employees, directors and professional advisers whom it believes have a reasonable need to know such Protected information. In connection with the evaluation and negotiation of a Transaction, each of the aforementioned persons shall be subject to, and shall comply with, the terms of this Agreement.

Except as may be necessary to comply with each Party's disclosure obligations, as required by law or disclosure requirements upon the advice of legal counsel, each Party agrees not to disclose to any person the fact that the Protected Information has been made available to such Party, that discussions between the Parties are taking place or any of the terms, conditions or other facts with respect to the nature of the discussions, including the status thereof. The term "person" as used in this Agreement shall be broadly interpreted to include without limitation any corporation, company, partnership or other entity and individual.

In consideration of the Protected Information being furnished, each of the Parties agrees that for a period of two (2) years after the Effective Date, neither of the Parties or any of their employees or agents acting on such Party's behalf will solicit to employ or employ any of the officers or key or management employees of the other Party with whom a Party comes into contact or who are identified to them as a result of the Transaction or any discussions contemplated by this Agreement. Notwithstanding the foregoing, nothing herein shall preclude either Party from (a) hiring or engaging in employment discussions with any such employee who initiates discussions regarding such employment without any direct or indirect solicitation or inducement by a Party or its employees or agents, or (b) using any general solicitations for employees such as advertisements, web-based employment services or search firms; provided that no Party or its employees or agents shall encourage or advise such firm to approach any such employee, or (c) the hiring as a result of the activities outlined in (b), protected Information disclosed by one Party to the other Party shall at all times remain the property of the disclosing Party, and no license, copyright or other right is granted by this Agreement or the disclosure of any Protected Information hereunder.

All Protected Information disclosed to a Party hereunder shall be returned promptly to the disclosing Party upon its request, but in no event more than seven (7) days after receipt of such a request, or destroyed (at the receiving party's option), including all copies, reproductions, summaries, analyses or extracts thereof or based thereon; provided, however, that: (1) to the extent that either Party is required to maintain any such document to comply with any Federal, State or Regulatory rules, that Party may maintain such records in accordance with the laws or regulations applicable to it; and (2) each Party may retain a single copy of the Protected Information within its Legal Department records solely for purposes of ensuring compliance with the terms of this Agreement. All Protected Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

Each of the Parties acknowledges that, for a period of one year after the date hereof, without the prior written consent of the other Party hereto, it will not in any manner, directly or indirectly, or in conjunction with any other person or entity, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any debt (including bank and trade debt) or equity securities (or beneficial ownership thereof) or all or substantially all of the assets of the other Party hereto, except that either Party may beneficially own up to 15% of each class of equity securities of the other Party and may own an amount in excess of such percentage solely to the extent resulting exclusively from actions taken by the other Party, (ii) any tender or exchange offer, merger or other business combination involving all or substantially all of the assets of the other party hereto, (iii) any "solicitation" of proxies (as such terms are defined in Rule 14a-1 under the Securities Exchange Act of 1934) or consent to vote any voting securities of the other party hereto; (b) form, join or in any way participate in a "group" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to debt or voting securities of the other party hereto or otherwise act, alone or with others, to seek to acquire or affect control or influence the management, board of directors or policies of the other party hereto; or (c) enter into any discussions or arrangements with any third party regarding any of the foregoing. Notwithstanding the foregoing provisions, the restrictions set forth in this paragraph shall terminate and be of no further force and effect if the other Party enters into a definitive agreement with respect to, or publicly announces that it plans to enter into, a transaction involving all or a controlling portion of its equity securities or all or substantially all of its assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise).

If either Party receives a subpoena or other validly issued administrative or judicial process demanding any Protected Information disclosed to such Party by the other Party, such Party shall use commercially reasonable efforts to notify the disclosing Party and tender to the disclosing Party the defense of such subpoena or demand, and shall (at the disclosing Party's expense) cooperate in defending against such subpoena or demand. Unless such subpoena or other process shall have been timely limited or quashed, such Party may without liability hereunder comply with such subpoena or demand; provided that only such portion of the Protected Information as is required to comply with such subpoena or other process shall be disclosed.

This Agreement shall continue in full force and effect until the date which is one (1) year from the Effective Date. Termination or expiration of this Agreement shall be without prejudice to the continuing obligations of the Parties in relation to the use and protection of Protected Information as stated herein, which obligations shall survive the termination or expiration of this Agreement until the second anniversary of the Effective Date. This Agreement constitutes the entire agreement between the Parties hereto relating to confidential treatment and use of the Protected Information provided by the Parties. This Agreement may be amended only by a written instrument signed by the Parties hereto and shall not be modified except in writing executed by both Parties hereto. The Parties agree that this Agreement does not obligate either Party to enter into any further agreements.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to such State's principles of conflicts of laws. Furthermore, the parties hereto agree as follows: that the federal and state courts situated in Delaware constitute the sole appropriate and convenient forums for resolution of any dispute hereunder, and that they will each submit to the personal jurisdiction of such courts with respect to any such dispute.

Notices hereunder will be effective only if in writing and upon receipt if delivered personally or by overnight courier or five (5) days after deposit in the U.S. mail, first class postage prepaid, addressed to the parties at the addresses set forth above. Communications sent by email shall not constitute notice for any purpose of this Agreement.

Each of the Parties warrants that the individual executing this Agreement on behalf of a corporation or other legal entity is duly authorized to execute this Agreement on behalf of such entity and that this Agreement is binding upon such entity. The terms of this Agreement shall be deemed to apply to all employees, agents and successors of the Parties hereto, and the Parties shall be responsible for the fulfillment of their obligations under this Agreement on the part of their agents, employees and representatives.

This Agreement may be signed in counterparts.

[Signature Page Follows]

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

LAKELAND INDUSTRIES, INC.		ANSELL HEALTHCARE PRODUCTS LLC

By:	/s/ Christopher J. Ryan	By:	/s/ William G. Reilly, Jr.
Name:	Christopher J. Ryan	Name:	William G. Reilly, Jr.
Title:	President	Title:	Senior Vice President & General Counsel

5